EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-234781 on form S-3 and Nos. 333-184214, 333-189684 and 333-237323 on Form S-8 of our reports dated March 4, 2021, relating to the consolidated financial statements of Summit Midstream Partners, LP and subsidiaries (the “Partnership”), and the effectiveness of the Partnership's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Summit Midstream Partners, LP for the year ended December 31, 2020.

DELOITTE & TOUCHE LLP

Houston, Texas

March 4, 2021

EX 23.1-1